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                                                                  EXHIBIT  11.1



                          CASA OLE' RESTAURANTS, INC.

                      COMPUTATION OF NET INCOME PER SHARE
                                  (UNAUDITED)







                                                                 4/19/96        4/18/97
                                                              ------------   ------------
Income (or pro forma income) applicable
      to common stock                                         $    482,012   $    523,982
                                                              ============   ============

Computation of weighted average
      common shares:

      Shares  issued  pursuant  to
        contribution agreement                                   2,732,705      2,732,705

      Shares assumed issued to
        fund certain distributions                                  60,411           --

      Shares issued in initial public offering                        --        2,000,000

      Shares redeemed                                                 --       (1,135,000)

      Assumed net common share
        equivalents of options and warrants
        using the treasury stock method                               --              239
                                                              ------------   ------------
                                                                 2,793,116      3,597,944
                                                              ============   ============

Pro forma net income per share                                $       0.17   $       0.15
                                                              ============   ============
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